                                                                 Exhibit 12

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1993
(Thousands of Dollars)



  Net earnings(1)                                               $316,061

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First and Refunding Mortgage Bond
      Indenture                                    $84,714
    Other indebtedness(1)                          $   821
        Total annualized interest charges                       $ 85,535

            Bond ratio                                              3.70


(1)  As defined under the Company's First and Refunding Mortgage Bond
     Indenture.






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



SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF NEW BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1993
(Thousands of Dollars)



  Net earnings(1)                                               $425,966

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First Mortgage Bond Indenture                $84,714
    Other indebtedness(1)                          $   419
        Total annualized interest charges                       $ 85,133

            Bond ratio                                              5.00


(1)  As defined under the Company's First Mortgage Bond Indenture.




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


SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF PREFERRED STOCK RATIO
FOR THE YEAR ENDED DECEMBER 31, 1993
(Thousands of Dollars)


  Net Earnings (1)                                              $231,190

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      mortgage bond indentures                     $84,714
    Other indebtedness(1)                          $   912
    Preferred Dividend Requirements                $ 6,156
        Total annualized interest charges                       $ 91,782

            Preferred stock ratio                                   2.52


(1)  As defined under the Company's Restated Articles of Incorporation.


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
                                                  SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     For Each of the Five Years Ended December 31, 1993
                                                   (Thousands of Dollars)



                                                                      Year Ended December 31,

                                                     1993        1992        1991        1990         1989
Fixed Charges as defined:
  Interest on long-term debt..................     $ 77,975    $ 79,452    $ 73,474   $  67,255    $  69,373
  Amortization of debt premium, discount and
   expense (net)..............................        1,435         765         776         600          628
  Interest on debt to affiliate...............           29          16         830       2,232        3,415
  Other interest expense......................        5,783       6,761       6,260       9,394        5,254
  Interest component of rentals...............        2,823         923         885         948          977

      Total Fixed Charges (A).................     $ 88,045    $ 87,917    $ 82,225    $ 80,429     $ 79,647
Earnings, as defined:
  Income......................................     $145,968    $102,163    $122,836    $120,839     $113,673
  Income taxes................................       80,738      50,158      67,863      66,389       48,656
  Total fixed charges above...................       88,045      87,917      82,225      80,429       79,647

      Total Earnings (B)......................     $314,751    $240,238    $272,924    $267,657     $241,976

Ratio of Earnings to fixed charges (B/A)......         3.57        2.73        3.32        3.33         3.04





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